                                                    Rule 424(b)(3)
                                                    File No. 333-38545

Pricing Supplement No. 9                            Dated: May 11, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes -Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000                  Issue Price: 100%

Original Issue Date: May 14, 1998        Stated Maturity Date: December 1, 1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 1st day of June, September, December and March, beginning June 1, 1998 up to but excluding the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 1st day of June, September, December and March, beginning June 1, 1998 up to and including the Stated Maturity Date.


Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                                    Rule 424(b)(3)
                                                    File No. 333-38545

Pricing Supplement: No. 9                           Dated: April 6, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: 5.76063%

Index Maturity: 1 month Libor until June 1, 1998 thereafter 3 month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                          Minimum Interest Rate: N/A

Spread (+/-): +.12%                                 Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be   % of the principal amount of the
  Note to be redeemed and shall decline at each anniversary of the Initial
  Redemption Date by   % of the principal amount to be redeemed until the
  Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .0736%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 9
                       UNDER MTN-SERIES H PROGRAM: $1,175,000,000
                   b)  CUSIP #42333HJR4

Agent: J. P. Morgan Securities Inc.
       60 Wall Street
       New York, New York 10260